SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT


                       Pursuant to Section 13 or 15[d] of
                      The Securities Exchange Act of 1934



                       Date of Report:  February 26, 2002




                            TECHNICAL VENTURES INC.
                             [Name of Registrant]



         New York                 33-2775-A                     13-3296819
 [State of Incorporation]      [Commission File]             [IRS Ident. No.]



    3411 McNicoll Ave., Unit 11, Scarborough, Ontario, Canada M1V 2V6
                  [Address of Principal Executive Offices]

                   Registrant Telephone No. 416/299-9280






















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ITEM 5.  OTHER IMPORTANT EVENTS

(a) Since 1986, the management team of both Technical Ventures, Inc. and Mortile Industries Ltd. has worked in unison to create a viable and vibrant company. We maintained the belief that the Company and its products held great potential.

     The cornerstone to our mission statement is that "We will succeed in becoming the unrivaled producer of non-toxic structurally sound viable alternatives to polyvinyl chloride and polyurethane based products." Along the way, during our research and development phase, we have encountered many stumbling blocks and employed many stepping-stones. Someone once said, "The only difference between stumbling blocks and stepping stones, is the way you use them." We prefer to view these stumbling blocks as challenges to solve the problems transforming them into stepping-stones to allow us to reach our goals and to enhance your investment.

     As the world begins to mandate safer environment/air quality measures, the time could not be more perfect for Technical Ventures to commence marketing its products and licensing it's technology to companies which supply the automotive and furniture industries. As reported in the January 15/02 press release, the results of a study on "new car smells" published in The Ottawa Citizen and conducted by the Australian Commonwealth Scientific and Industrial Research Organization (CSIRO) bodes well for the Company.

     The report indicated a potential hazard created by the use of polyvinyl chloride (PVC) based products in the manufacture of car interiors caused complaints of headaches, lung irritations, the inability to focus and the feeling of fatigue. High concentrations of a number of confirmed or suspect cancer causing agents were also detected. According the article by Tim Lougheed; "the hazards of PVC and other chemicals in cars have been informally recognized for decades. But the CSIRO's works is one of the first attempts to quantify the problem."

     Technical Ventures, through Mortile, has the solution to the problem in its proprietary cross-linked foamable resins, which are ideal for the manufacture of door and side panels, seating, insulation, and dash trim and trunk liners. In addition, to providing safer air quality within the vehicles, the manufacturing process of TVI's products is safe for the environment both inside and outside the plant. Since the January 15th release, the Company has received calls from major car manufacturers and their suppliers, both nationally and internationally, requesting specification details for TVI's product line.

     In an article published in the National Post on January 25/02, it was reported that Health Canada "took the unusual move of setting up the committee in the spring (of 2001) in response to international concerns over the possible health effects of DEHP (di(2- ethylhexyl)phthalate. "While it is acknowledged that this is a preliminary report based on research conducted on animals, there was sufficient data accumulated to raise concerns about the affects on humans of vinyl used in medical devices such as tubes and intravenous bags. DEHP is added to vinyl to provide the required suppleness. An expert on the DEHP issue, Dr. Ted Schettier of Boston, Mass "applauded the move recommended by Health Canada panel of experts." TVI's foamable resins are supple enough to manufacture the products required in the medical environment without the addition of DEHP. In concert with the Board of Directors your Company has decided to aggressively capitalize on the opportunities being made available to us at this critical juncture in our development. We have secured our first major private placement funding for a total of USD$1.2 million to be completed in whole no later than December 31, 2002 with USD$800,000 raised by April 30,2002.

     This infusion of working capital will allow the Company to purchase additional equipment to expand the manufacturing capacity to meet demand from new and existing customers. The Company is committed to participating in future private placements at higher prices.

     The Company has also retained the services of Sirius Corporate Finance Inc. to assist in the evaluation and establishment of new strategic objectives for the Company. This will include the creation of a new, focused business plan, following which these objectives will form the underlying building blocks utilized to determine where the Company needs to enhance its management and advisory teams.

     As part of the changes being implemented, the Company has recently appointed Mr. Irvine Hollis to the Board of Directors. Mr. Hollis is a Director of the Board of Royal Group Technologies Limited, an international enterprise with headquarters in Ontario Canada. www.royalgrouptech.com. Previously Mr. Hollis was President of Duracell, Inc. in charge of Canadian operations, President of Moli Energy, Ltd. and is the owner/manager of Hollis Management Consultants, Inc. specializing in strategic planning. Mr. Hollis brings a wealth of knowledge and experience, which we believe, will help the company reach its potential.

     The Company is reviewing a plan, which would have the corporation in a position to license the technology to manufacturers of car interiors, mattresses, furniture cushioning, and medical devices. This will be done with a view to capitalizing on market demand for TVI's formulations as industrialized countries worldwide mandate their elimination of PVC's and polyurethane based products from certain applications.




This Form 8-K may contain forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995; The actual results could differ materially from those set forth in the forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results, and other risks.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS


         (a) Not applicable

         (b) Not applicable










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                                 SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.





                                      TECHNICAL VENTURES INC.
                                            (Registrant)





                                   By:/s/Frank Mortimer
                                      _________________________
                                      Frank Mortimer
                                      President & CEO


Dated:  February 26, 2002














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